Exhibit 99

For Information Contact

At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 813-8275

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

PROPOSED OFFERING OF SENIOR NOTES

PALO ALTO, Calif., November 17, 2004 - Greater Bay Bancorp (Nasdaq:GBBK) a $7.1 billion in assets financial services holding company, announced today that it intends to raise up to $150 million through a private offering of senior notes.

Greater Bay intends that the offering will be made only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 as amended. The buyers are expected to have certain registration rights pursuant to which Greater Bay will agree to file a registration statement after consummation of the offering which, if declared effective, will enable the holders of the senior notes to exchange the senior notes for substantially identical notes, except that the exchange notes will be publicly registered and freely transferable.

Greater Bay intends to close the senior note offering before December 31, 2004 or as soon as practicable after that date. Greater Bay intends to use the net proceeds from the offering for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. Any offer of these securities will be made only by means of a private offering memorandum to institutional accredited investors or qualified institutional buyers. There shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The securities will not be registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration and qualification requirements of the Securities Act and applicable state securities laws.

Greater Bay’s statements in this press release that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Greater Bay’s intention to offer senior notes, and the timing of the offer. There can be no assurance that Greater Bay will complete the proposed offer on the anticipated terms or at all. Greater Bay’s ability to complete the proposed offer will depend, among other things, on market conditions. In addition, Greater Bay’s ability to complete the proposed offer and Greater Bay’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

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